May 2011 Pricing Sheet dated May 25, 2011 relating to Preliminary Terms No. 798 dated May 17, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Coupon Range Accrual Notes Based on the 3-Month USD LIBOR and the
Performance of the S&P 500® Index due May 29, 2026
PRICING TERMS – MAY 25, 2011
Issuer:	Morgan Stanley
Underlying index:	The S&P 500® Index (the “index”)
Aggregate principal amount:	$6,600,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 25, 2011
Original issue date:	May 31, 2011 (3 business days after the pricing date)
Maturity date:	May 29, 2026
Interest accrual date:	May 31, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Contingent quarterly coupon:
From and including the original issue date to but excluding May 31, 2012 (the “fixed interest rate period”):  7.50% per annum
From and including May 31, 2012 to but excluding the maturity date (the “floating interest rate period”):
For each interest determination period, a contingent coupon equal to the floating interest rate times N/ACT, where:
●    “N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and
●    “ACT” = the total number of index business days in the applicable interest determination period.
If on any index business day during the floating interest rate period the index closing value is below the index reference level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the notes for extended periods of time or even throughout the 14-year floating interest rate period if the index closing value were to remain below the index reference level.

Floating interest rate:
Reference rate plus 3.20%, subject to the maximum interest rate.  For the purpose of determining the level of the reference rate applicable to an interest determination period, the level of the reference rate will be determined two (2) London banking days prior to the interest determination date at the start of the related interest determination period (or two (2) London banking days prior to May 31, 2012 in the case of the first interest determination period) (each a “reference rate determination date”).

Reference rate:	3-Month USD-LIBOR-BBA
Maximum interest rate:	7.50% per annum
Day-count convention:	30/360
Interest determination period:
With respect to the floating interest rate period, the quarterly period from and including the previous interest determination date (or May 31, 2012 in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Interest determination dates:
The last calendar day of each February, May, August and November, beginning August 31, 2012, regardless of whether or not such day is a business day; provided that the interest determination date for the final interest determination period shall be May 22, 2026.

Record dates:	One business day prior to the related interest payment date.
Interest payment dates:
With respect to the fixed interest rate period, August 31, 2011, November 30, 2011, February 28, 2012 and May 31, 2012; with respect to the floating interest rate period, four business days after the related interest determination date.

Interest payment period:	Quarterly
Index closing value:	The closing value of the underlying index. Please see “Additional Provisions—The S&P 500® Index––Index Closing Value” on page 2 of the accompanying preliminary terms.
Index reference level:	950
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)	Trustee:	The Bank of New York Mellon
Early redemption:	Not applicable	Specified currency:	U.S. dollars
Book-entry or certificated note:	Book-entry	Business day:	New York
CUSIP / ISIN:	617482UH5 / US617482UH54
Listing:	The notes will not be listed on any securities exchange.
Agent:	MS & Co., a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary terms.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$35	$965
Total	$6,600,000	$231,000	$6,369,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”), and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by S&P or MGH, and S&P and MGH make no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 798 dated May 17, 2011
Prospectus Supplement dated December 23, 2008          Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.